Exhibit 10.1

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) is made and executed as of January 20, 2006 by and between DNP INTERNATIONAL, INC. (“DNP”), and SWISS RESEARCH, INC. (“SRI”).

A.

SRI manufactures and sells sweetener products known as Shugr™ Natural Sweetener and Shugr Sweet™ (collectively, “Shugr”).

B.

DNP and SRI desire to establish a non-exclusive distribution relationship regarding the commercial sale of Shugr.

NOW THEREFORE, for good and valuable consideration, the adequacy of which hereby is acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, each of the following terms has the meaning set forth thereafter, such meaning to be equally applicable both to the singular and plural forms of the terms herein defined:

“Agreement” means this agreement, together with all schedules hereto now or hereafter signed by DNP and SRI (all of which are herein incorporated by reference), as the same may be modified, amended or supplemented from time to time.

“Authorized Sales Market” means any established flavor, nutritional, nutraceutical, food, confection and pharmaceutical companies.

“Change of Control” means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or group of effective control (whether through legal or beneficial ownership of capital stock, by contract or otherwise) of in excess of 50% of the voting securities of an entity, (ii) the merger of that entity with or into another entity, (iii) the acquisition of all or substantially all of the assets of an entity, or (iv) the execution by the entity of an agreement to which the entity is a party or by which it is bound, providing for any of the events set forth above in (i) or (iii).

“Large Account Customer” means any customer account that would purchase in excess of 5,000 kilograms of Products per month.

“Products” means Shugr™ Natural Sweetener (a natural sweetener) and/or and Shugr Sweet™ (a non-nutritive sweetener).

LA-91802 v2 1004800-0101

The terms "sale" and "resale" and any grammatical variant thereof shall include, without limitation, sales, contracts for sale, conditional sales, installment sales, rentals or leases, and any other arrangement whereby Products are placed at the disposal of the ultimate user.

"Territory" means the United States of America and Canada.

ARTICLE II

APPOINTMENT AS DISTRIBUTOR

SECTION 2.01  SRI hereby appoints DNP as a non-exclusive authorized distributor in the Territory for the sale of Products, and DNP hereby accepts this appointment.  SRI shall sell the Products to DNP at any price equal to or greater than the price it pays to SRI for such Product.

SECTION 2.02  SRI expressly reserves the right to sell and deliver Products to any Large Account in the Territory (and nothing in this Agreement shall obligate SRI to impose any restriction upon the use or resale of Products by any such Large Account); the use or resale of Products in any area by a Large Account shall not constitute breach of any provision of this Agreement by SRI, and SRI shall be under no obligation to procure the termination of such use or resale.

SECTION 2.03  DNP shall conduct its business in the purchase and resale of Products as a principal for its own account and at its own expense and risk. This Agreement does not in any way create the relationship of principal and agent, or any similar relationship, between SRI and DNP. DNP covenants and warrants that it will not act or represent itself directly or by implication as agent for SRI and will not attempt to create any obligation, or make any representation, on behalf of or in the name of SRI.

SECTION 2.04  DNP shall limit the distribution of Products to the Authorized Sales Market.  In addition, DNP shall not sell and deliver Products to any Large Account Customers without the prior written consent of SRI.

ARTICLE III

SALES

SECTION 3.01  DNP shall use its best efforts to sell and promote the sale of Products within the Territory, which best efforts shall include but not be limited to prompt performance of all of its obligations under this Agreement. DNP will maintain such annual minimum purchases of Products from SRI in accordance with the requirements set forth in Schedule 3.01.

SECTION 3.02  DNP shall warehouse Products at its sole expense in accordance with SRI recommended storage and handling instructions. DNP’s storage facilities shall be sufficient to enable DNP to satisfy properly its sales responsibilities under this Agreement and shall be consistent with promoting the reputation of, and public confidence in, the Products and SRI.

ARTICLE IV

INVENTORY, MARKETING AND RELATED OBLIGATIONS

SECTION 4.01  DNP will maintain in the Territory at all times a stock of new Products as shall be mutually agreed upon as reasonably necessary or desirable in order to meet the sales requirements in the Territory.  DNP will carry on its business transactions with its customers by selling Products from DNP’s stock and agrees not to order Products from SRI for direct shipment to DNP’s customers except in non-repetitive emergency circumstances which orders shall be satisfied by SRI, in its sole discretion.

SECTION 4.02  SRI will furnish DNP with a reasonable supply of price lists, sales literature, catalogues, information on Products, and recommendations as to stocking of Products.

SECTION 4.03  DNP shall not make any advertisement or any public statements regarding Shugr or its product ingredients without SRI’s prior written approval; DNP hereby agrees to indemnify SRI for any claims or damages arising from any non-approved advertising or statements by DNP.

SECTION 4.04  All uses by DNP in its advertising or elsewhere of SRI’s name or any trademark or trade name (or any mark or name closely resembling the same) now or hereafter owned or licensed by SRI or any of its affiliates shall be subject to the prior written approval of SRI. DNP is not authorized to use any such trademark or trade name outside DNP's Territory nor as a part of DNP's trade style or corporate name; however, nothing in this Agreement shall prohibit DNP from placing a “Distributed by DNP” label on each box, bag, drum or other package distributed by DNP.

SECTION 4.05  DNP will keep detailed records of its business relating to Products, including without limitation, the quantity and price for each sale of Products to customers of DNP. From time to time during regular business hours, SRI or its authorized representatives may examine such records and DNP's accounts relating to the sale of Products.

ARTICLE V

CONDITIONS OF SALE

SECTION 5.01  The sale by SRI to DNP of Products shall be subject to the provisions of this Agreement. Any provision of any purchase order placed by DNP which is inconsistent with any term of this Agreement shall be null and void unless expressly accepted by SRI in writing.

SECTION 5.02  The prices of Products sold to DNP by SRI shall be as set forth on Schedule 5.02, which is subject to change from to time by SRI in its sole discretion (provided, however, that SRI agrees that it shall not change Schedule 5.02 prior to January 1, 2007), plus such sums as are in reimbursement for any taxes paid (or equivalent to any taxes payable) by SRI to any taxing authority upon the transportation, use or sale of such Products, except to the extent that DNP may provide proper exemption certificates. After January 1, 2007, SRI shall have the right to modify the pricing of Products, provided SRI delivers fifteen (15) days prior written notice to DNP. DNP agrees to pay when due all indebtedness now or hereafter owed by DNP to SRI. SRI may from time to time apply all or part of any outstanding credits to DNP against any indebtedness (whether due or to become due) owed by DNP to SRI as the same shall become due.

SECTION 5.03  No purchase order shall be binding on SRI until accepted in writing by a duly authorized officer or employee of SRI. SRI may refuse to accept any purchase order for any reason. DNP's order shall be subject to such reasonable allocation as, in the sole judgment of SRI, may be necessary or equitable in the event of any shortages of Products or parts at any time. Within thirty (30) business days following SRI’s delivery of the ordered Product to DNP or its designee,  DNP shall pay SRI 100% due under such purchase order (e.g. for the Product ordered plus taxes or similar charges (where applicable) as described in Section 5.02 above).

SECTION 5.04  Delivery to DNP shall be at any facility or warehouse of DNP located in Los Angeles or Irvine, California as DNP shall designate. Claims for damage or defectiveness of Products must be made within ten (10) days (the “Inspection Period”) after arrival of shipment at the specified destination and, if requested by SRI, promptly returned to SRI who shall determine, in good faith, whether the claim has merit. In the event DNP claims that any container from a common lot contains defective Products, then DNP shall (i) promptly send the claim in writing to SRI during the Inspection Period to permit SRI to determine whether the entire common lot is damaged or defective and (ii) open no further containers from the common lot unless and until SRI determines whether the entire lot shipment has been damaged or is defective.  If such Products are determined by SRI to be damaged or defective, SRI shall bear the shipping expense of the return; however, if SRI determines that the Products are not damaged or defective, DNP (or its customer) shall bear such expense. Shipping dates are estimated, and SRI shall not be liable for loss or damage due to delay in manufacture or delivery resulting from any cause beyond its reasonable control including, but not limited to, compliance with regulations, orders or instructions of any federal, state or municipal government or any department or agent thereof, acts of God, acts or omissions of DNP, acts of civil or military authority, fires, strikes, facilities shutdowns or alterations, embargoes, war, riot, delays in transportation, or inability to obtain necessary labor, manufacturing facilities or materials from usual sources, and any delays resulting from any such cause shall extend the time for delivery correspondingly. In no event shall SRI be liable for consequential or special damages due to any cause. All expenses and charges caused by DNP, including, but not limited to, its failure to accept delivery of or pay for such Products, shall be paid by DNP to SRI on demand.

SECTION 5.05  SRI expects normally to give advance notice to DNP regarding changes in design. SRI shall have the right, however, to change design of Products without notice to DNP, without incurring any liability whatever, including any obligation to modify the same on Products previously ordered from SRI. DNP agrees not to alter or modify Products purchased hereunder in any way which will impair or lessen the validity of the trademarks under which these Products are made or sold.

SECTION 5.06  Any customer of DNP either wishing to sample or purchase Shugr must sign the SRI nondisclosure agreement (“NDA”) in the form attached hereto as Exhibit A.  Any customer of DNP wishing to purchase any quantity of Shugr must sign the SRI end user agreement, in the form attached hereto as Exhibit B, which requires identifying “Shugr™” or “Shugr Sweet™” (as applicable) as the source for sweetening in addition to legal ingredient listing requirements.

SECTION 5.07  DNP shall pay all license fees, sales, use, occupation, retailer's occupation, personal property, and excise taxes and any other fees, assessments or taxes which may be assessed or levied by any national, state or local government and any departments and subdivisions thereof, against any of the Products ordered by DNP and under DNP’s direct or indirect control.

SECTION 5.08  DNP shall not sell any sweetener product that SRI, in good faith, determines may compete with Shugr as a result of exact or similar ingredients being used.

SECTION 5.09  DNP shall not contact or sell to any Large Account Customers unless DNP first obtains the prior written approval of SRI.  If DNP contacts a Large Account Customer without such prior written approval, SRI shall have the right to reject such account as a DNP account, and sell directly to such Large Account Customer.

ARTICLE VI

WARRANTIES, INDEMNIFICATION AND INSURANCE

SECTION 6.01  DNP EXPRESSLY WAIVES  AND SRI DISCLAIMS ALL WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ALL WARRANTIES OF MERCHANTABILITY OR OF FITNESS. WITHOUT LIMITING THE FOREGOING, SRI MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE LEGAL CLASSIFICATION OF THE PRODUCTS AND DNP AGREES TO CONDUCTS ITS OWN INVESTIGATION AND ANALYSIS WITH RESPECT TO THE PROPER LEGAL CLASSIFICATION OF THE PRODUCTS.

SECTION 6.02  SRI assumes no liability on product ingredient and product function claims.  All commercial users of Shugr must obtain independent legal counsel on product ingredient and product function claims.

SECTION 6.03.  DNP represents and warrants that DNP and any customers of DNP shall comply with all GRAS regulations and any other applicable laws or regulations with respect to the use of the Products. DNP shall indemnify and hold SRI harmless from and against any and all costs, expenses (including reasonable attorney’s expenses) and any other liability arising out of the breach of its representations, warranties or obligations under this Agreement.

SECTION 6.04  DNP shall indemnify and hold harmless SRI and its affiliates and their respective equityholders, managers, directors, officers, agents, employees and representatives for, and will pay to such persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim, arising, directly or indirectly, from or in connection with DNP’s use of, or operations or activities with respect to, the Products, excluding claims arising from the gross negligence or willful misconduct of SRI.

SECTION 6.05  Promptly after receipt by SRI of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in Section 9.01 hereof may apply, SRI shall notify DNP of such fact. DNP shall assume the defense thereof; provided, however, that if the defendants in any such action include both SRI and DNP and SRI shall reasonably conclude that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to DNP, the SRI shall have the right to select separate counsel (reasonably acceptable to DNP) to participate in the defense of such action on behalf of SRI, at DNP’s expense.

SECTION 6.06  DNP shall at its own cost, cause SRI and its respective agents, employees, officers, and representatives to be added as additional insureds on all policies of general commercial liability insurance and product liability insurance covering such party, which coverage shall have limits of liability which are commercially reasonable but shall not be less than $100,000 per loss occurrence. Each policy shall contain an endorsement which provides that any amendments or cancellation of any such policy shall not be effective unless SRI shall have been given thirty (30) days prior written notice of any such intended amendment or cancellations. Within five (5) days of the beginning of each policy period, DNP shall deliver to SRI a certificate evidencing the coverage required hereby and the amount thereof. Such coverage shall be maintained for not less than five (5) years following termination of this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.01  This Agreement shall be for an indefinite period until it is terminated as hereinafter provided.

SECTION 7.02  Either DNP or SRI may terminate this Agreement by written notice of termination delivered to the other party, such termination to be effective not less than ninety (90) days after receipt by the other party of such notice.

SECTION 7.03  Notwithstanding Section 7.02, SRI may terminate this Agreement, effective immediately, by delivering to DNP or its representative written notice of such termination in the event of the happening of any of the following, each such termination a termination for “Cause”:

(a) Failure of DNP to function in the ordinary course of business.

(b) Any breach by DNP of the terms of this Agreement.

(c) Any Change of Control of DNP.

(d) Any attempted transfer or assignment of this Agreement or any right or obligation hereunder by DNP without the prior written consent of SRI.

(e) Any dispute, disagreement, or controversy between or among principals, partners, managers, officers or stockholders of DNP which, in the opinion of SRI, may adversely affect the ownership, operation, management, business or interest of DNP or SRI.

(f) The execution by DNP of an assignment for the benefit of creditors; the conviction of DNP or any principal officer or manager of DNP of any crimes which in the opinion of SRI may adversely affect the ownership, operation, management, business or interest of DNP or SRI.

(g) Failure of DNP to pay when due any indebtedness owing by DNP to SRI, unless expressly waived in writing by SRI.

(h) The insolvency of DNP or if DNP shall ask its creditors for a moratorium, or shall file a voluntary petition in bankruptcy, or shall be adjudicated as a bankrupt pursuant to an involuntary petition, or shall suffer appointment of a temporary or permanent receiver, trustee, or custodian for all or a substantial part of its assets who shall not be discharged within thirty (30) days.

(i) Failure of DNP to develop the sales quantity and service of Products in the Territory in accordance with the requirements set forth in this Agreement.

ARTICLE VIII

TRANSACTIONS AFTER TERMINATION

SECTION 8.01  Any termination of this Agreement shall not release DNP from paying any amount which may then be owing to SRI or from any obligation to pay for any Products or parts which may have been ordered by DNP and not shipped prior to such termination. In the event of any termination of this Agreement, all obligations owed by DNP to SRI and to its affiliates shall become immediately due and payable on the effective date of termination whether otherwise then due or not (without presentation, demand, protest or notice of any kind, all of which are hereby waived by DNP); and SRI may offset and deduct from any or all amounts owed to DNP, any or all amounts owed by DNP to SRI, rendering to DNP the excess, if any.

SECTION 8.02  In the event of termination of this Agreement by SRI for “Cause” pursuant to Section 7.03, SRI is relieved from any obligation to make any further shipments hereunder, and may cancel all of DNP's orders for Products, which are proved to SRI's satisfaction to be existing at the time of the receipt by DNP of notice of termination.  Further, if SRI terminates this Agreement for “Cause,” SRI may, but is under no obligation to, continue post-termination sales of Products to DNP for a period time as SRI shall determine in its sole discretion.  In the event SRI terminates this Agreement for any reason other than for “Cause,” SRI shall fill all of DNP's orders for Products, which are proved to SRI’s satisfaction to be existing at the time of the receipt by DNP of notice of termination and continue post-termination sales of Products for a post-termination period as mutually agreed upon by SRI and DNP, (the “Post Termination Period”).

SECTION 8.03  Except as provided in this Section 8.03, DNP shall be entitled to the pricing for Products established in accordance with this Agreement to fulfill sales of Product to DNP customers for the Post Termination Period.  DNP shall not be entitled to the pricing for Products established in accordance with this Agreement  if SRI terminates this Agreement for “Cause” pursuant to Section 7.03, or if DNP terminates this Agreement.

SECTION 8.04  DNP shall be solely responsible for all commitments incurred or assumed by it during the term of this Agreement or thereafter, and SRI shall not be held responsible in any manner therefor, irrespective of any suggestion or recommendation with respect thereto by SRI or any of its employees or representatives unless SRI has expressly agreed in writing to assume the responsibility.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01  This Agreement supersedes all prior or contemporaneous agreements, representations, warranties and understandings and contains the entire agreement between the parties hereto. No amendment, modification, termination, or waiver of any provision of this Agreement nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by duly authorized representatives of each party hereto and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

SECTION 9.02  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither party shall have the right to assign or otherwise transfer its rights hereunder or any interest therein without the prior written consent of the other party.

SECTION 9.03  Except as otherwise set forth in Article VIII, neither SRI nor DNP shall by reason of the termination of this Agreement be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits, or anticipated sales in connection with the business or good will of SRI or DNP.

SECTION 9.04  All notices, requests, demands, directions and other communications provided for hereunder shall be in writing and shall be sufficient (and shall be deemed to have been duly given or made upon receipt) if delivered in person, by courier service, by cable, by telecopier, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the attention of the party intended as the recipient thereof at the address of such party set forth on the first page hereof, or at such other address or to the attention of such other person as such party shall have designated for such purpose in a written notice complying as to delivery with the terms of this Article.

SECTION 9.05  This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its conflict of laws rules. In the event of any dispute between the parties, the non-prevailing party in any action shall reimburse to the prevailing party all of the prevailing party’s costs and expenses incurred in connection with such dispute (including, without limitation, reasonable attorneys’ fees and expenses, expert witness fees and other similar fees and expenses).  The failure of a party to require performance of any provision of this Agreement shall not affect such party’s right at a later time to enforce any provision of this Agreement. A waiver of the breach of any term or condition of this Agreement by a party shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition hereof. This Agreement shall be binding upon the party’s permitted successors and assigns. Any rule of law, including but not limited to, California Civil Code Section 1654 or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, is of no application and is hereby expressly waived. This Agreement may be executed in counterpart and by facsimile. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 9.06  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SWISS RESEARCH , INC.

By:

/s/ Fred E. Tannous

Title:  Director

DNP INTERNATIONAL, INC.

By:

/s/ David Ji

Title:

President

 SCHEDULE 3.01

ANNUAL MINIMUM PURCHASE REQUIREMENTS

DNP shall maintain the following minimum annual purchases of Product from SRI (such amounts are in U.S. Dollars):

2006

$1,000,000

2007

$4,000,000

2008

$5,500,000

2009*

$6,000,000

* and each calendar year thereafter

SCHEDULE 5.02

PRICES FOR PRODUCT

Annual Purchase Volume (Kg) by calendar year
$ Per Kg	1x	10x
Up to 6,000	$ XX.XX	$ XX.XX
6,0001 to 12,000	$ XX.XX	$ XX.XX
12,0001 to 24,000	$ XX.XX	$ XX.XX
24,001 to 36,000	$ XX.XX	$ XX.XX
More than 36,000	$ XX.XX	$ XX.XX

Above prices are based on cumulative purchases made during calendar year (i.e., payment for ordered Products), but are not retroactive pricing adjustments. Once DNP purchases have qualified it for lower pricing, such lower pricing shall apply for all purchases going-forward (but not retroactively for all purchases during such year).

Terms and Conditions:

FOB point of shipment

Minimum shipment 100kg

Payment terms are 1%/10;net 30 days

SRI’s price is subject to a 5% discount for direct buying customer back-haul shipment.

Use of Shugr in product formulations must be GRAS compliant.

Use of Shugr requires signed and approved NDA and license agreement.

Pricing subject to change without notice.

Shipped in 50 kilo containers

Above pricing is effective for January 1, 2006 through December 31, 2006.

EXHIBIT A

NONDISCLOSURE AGREEMENT

This Nondisclosure Agreement (“Agreement”) is entered into as of _______________, 200__, by and between DNP INTERNATIONAL, INC. (“DNP”) and ____________________________________________________________________, located at ____________________________________________________________________ (including its affiliates and subsidiaries, "Recipient") with respect to the following:

A.  Recipient has requested that the Company furnish Recipient with a product sample of Shugr, a new sweetener product developed and owned by SWISS RESEARCH, INC. (“SRI”) so that Recipient can evaluate Shugr and determine if Recipient would like to purchase and use Shugr for its manufacturing needs.

B.  DNP and SRI desire to provide such sample, but require that Recipient first enter into this Agreement and agrees as follows:

NOW, THEREFORE, The therefore agree as follows:

1.

Confidential Information.  Recipient understands that Shugr is based on a proprietary formula. The sample is being to Recipient strictly for its evaluation of Shugr as a sweetener product for possible purchase and use by Recipient. Recipient will not distribute the sample in whole or in part to any third party, and will maintain the sample under appropriate safeguards (and limit access to its employees that reasonably need access to such sample in connection with Recipient’s evaluation of Shugr).

2.

Non-Use & Non-Disclosure of Confidential Information.  Recipient agrees that it will use the sample strictly for its evaluation of Shugr as a sweetener product for possible purchase and use by Recipient, and Recipient will not directly or indirectly use the sample in any way detrimental to the SRI (including, without limitation, seeking to reverse-engineer or otherwise analyze, reproduce or duplicate Shugr). Recipient agrees to immediately notify DNP in writing of any known misuse or misappropriation of any portion of the sample (by any of Recipient’s employees or any third party).

3.

Return of Materials.  If Recipient determines that it is not interested in purchasing and using Shugr, it will immediately notify DNP of such fact and either return the unused portion of the sample to DNP or dispose of it by pouring it down the sink or wash basin. Notwithstanding the return or disposal of the sample, Recipient and its employees will continue to be bound by the terms of this Agreement.

4.

Remedies.  Recipient agrees that its obligations hereunder are necessary and reasonable in order to protect SRI (and that SRI is a third party beneficiary hereunder), and expressly agrees that monetary damages would be inadequate to compensate SRI for any breach of this Agreement by Recipient.  Accordingly, Recipient agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to SRI and that, in addition to any other remedies that may be available, in law, in equity or otherwise, SRI shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach, without the necessity of proving actual damages. Recipient waives any requirement for the securing or posting of any bond in connection with such remedies (or if any bond is required, it shall be of a nominal amount).  No failure or delay by SRI in exercising any right, power or privilege shall operate as a waiver thereof.

5.

No License, Obligation or Warranty.  Nothing in this Agreement shall be construed as a grant of any license to Recipient. Additionally, nothing in this Agreement shall obligate either of the parties to proceed with any transaction between them or enter into a business relationship regarding Shugr.  DNP makes no warranties, express, implied or otherwise, whatsoever regarding Shugr.

6.

Governing Law; Dispute Resolution.  This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of California applicable to agreements made and to be performed wholly within such jurisdiction, notwithstanding any choice of law principles, statutes or rules to the contrary. The parties agree that all actions or proceedings arising in connection with this Agreement shall be litigated only in the state and federal courts located in the City of Los Angeles, State of California (and Recipient waives any right it may have to object to venue based on inconvenience or otherwise, and agrees that such courts shall have personal jurisdiction and venue over it for any such cause of action). The non-prevailing party in any proceeding shall reimburse to the prevailing party such party’s costs and expenses in connection therewith (including without limitation reasonable attorneys’ and experts’ fees & expenses). Recipient acknowledges that this Agreement is for the purpose of protecting SRI, a third party beneficiary hereunder, and that SRI may initiate direct action against Recipient hereunder in the event of Recipient’s actual or threatened breach.

7.

Miscellaneous.  This Agreement may be waived, amended or modified only by an instrument in writing signed by Recipient, DNP and SRI.  This Agreement shall be binding upon Recipient's successors and assigns and shall inure to the benefit of and be enforceable by the Company's successors and assigns. Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner. In the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, then the remaining provisions shall remain enforceable to the fullest extent permitted by law.

Please indicate your agreement with the foregoing by executing this letter in the space provide below and faxing it us at __________________ (attention: Mr. ____________), whereupon it shall constitute a binding agreement as of the date first above written.  We will thereafter immediately provide you with your sample of Shugr.

Very truly yours,

__________, Vice President

______________________________________________________________________

AGREED AND ACCEPTED:

________________________, Inc

By: _________________________________

      Name: ____________________________

      Title: _____________________________

EXHIBIT B

END USER AGREEMENT

This End User Agreement (the “Agreement”) is made and executed as of _________, 2006 by and between  ________________ (“End User”), and SWISS RESEARCH, INC. (“SRI”).

A.

SRI manufactures and sells sweetener products known as Shugr™ Natural Sweetener and Shugr Sweet™ (collectively, referred to as “Shugr”).

B.

End User desires to purchase Shugr for incorporation into End User’s own products in accordance with this Agreement.

NOW THEREFORE, for good and valuable consideration, the adequacy of which hereby is acknowledged, the parties agree as follows:

ARTICLE I - DEFINITIONS

As used in this Agreement, each of the following terms has the meaning set forth thereafter, such meaning to be equally applicable both to the singular and plural forms of the terms herein defined:

“Agreement” means this agreement, together with all schedules hereto now or hereafter signed by End User and SRI (all of which are herein incorporated by reference), as the same may be modified, amended or supplemented from time to time.

“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal).

“Intellectual Property” shall mean all patents, copyrights, trademarks, service marks, service names, trade names, internet domain names, e-mail addresses, applications or registrations for any of the foregoing, or extensions, renewals, continuations or re-issues thereof, or amendments or modifications thereto, brandmarks, brand names, trade dress, labels, logos, know-how (including, without limitation, the Know-How), show-how, technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, pharmacology and clinical data, software programs and applications, software source documents, and any similar type of proprietary intellectual property right vesting in the owner pursuant to the applicable laws or regulations of any relevant jurisdiction or under any applicable license or contract, whether now existing or hereafter created, together with all modifications, enhancements and improvements thereto.

“Products” or “the Product” means Shugr™ Natural Sweetener (a natural sweetener) and Shugr Sweet (a non-nutritive sweetener).

The terms "sale" and "resale" and any grammatical variant thereof shall include, without limitation, sales, contracts for sale, conditional sales, installment sales, rentals or leases, and any other arrangement whereby Products are placed at the disposal of the End User.

ARTICLE II - RIGHTS GRANTED AND CONDITIONS OF USE

SECTION 2.01  SRI hereby grants End User a non-exclusive, perpetual, non-transferable license to use Products solely for inclusion or incorporation into End User’s own products.  End User hereby represents and warrants that End User is an ultimate user of Products and will not engage in the sale, resale or distribution of Products.

SECTION 2.02  If End User uses, incorporates or includes Shugr in any of its own products, End User shall identify “Shugr™” as the source for sweetening in such products in addition to compliance with legal ingredient listing requirements.  End User shall include SRI’s logo on any of its packaged products which use, incorporate or include Shugr.

SECTION 2.03  End User shall comply with all laws and regulations of the U.S. Food and Drug Administration, and any other Governmental Body, which are applicable to End User’s activities relating to its use of Products.

SECTION 2.04   End User shall warehouse Products at its sole expense in accordance with SRI recommended storage and handling instructions. End User’s storage facilities shall be consistent with promoting the reputation of, and public confidence in, the Products and SRI.

SECTION 2.05  This Agreement does not in any way create the relationship of principal and agent, or any similar relationship, between SRI and End User. End User covenants and warrants that it will not act or represent itself directly or by implication as agent for SRI and will not attempt to create any obligation, or make any representation, on behalf of or in the name of SRI.

SECTION 2.06  Claims for damage or defectiveness of Products must be made within seven (7) days after arrival of shipment at the specified destination and promptly returned to SRI who shall determine, in good faith, whether the claim has merit. In the event End User claims that any container from a common lot contains defective Products, the End User shall (i) promptly send the claim in writing to SRI during the Inspection Period to permit SRI to determine whether the common lot is damaged or defective and (ii) open no further containers from the common lot unless and until SRI determines whether the entire common lot shipment has been damaged or is defective.  If such Products are determined by SRI to be damaged or defective, SRI shall bear the shipping expense of the return; however, if SRI determines that the Products are not damaged or defective, End User shall bear such expense. Shipping dates are estimated, and SRI shall not be liable for loss or damage due to delay in manufacture or delivery resulting from any cause beyond its reasonable control including, but not limited to, compliance with regulations, orders or instructions of any Governmental Body, acts of God, acts or omissions of End User, acts of civil or military authority, fires, strikes, facilities shutdowns or alterations, embargoes, war, riot, delays in transportation, or inability to obtain necessary labor, manufacturing facilities or materials from usual sources, and any delays resulting from any such cause shall extend the time for delivery correspondingly. In no event shall SRI be liable for consequential or special damages due to any cause.

SECTION 2.07  End User's order shall be subject to such reasonable allocation as, in the sole judgment of SRI, may be necessary or equitable in the event of any shortages of Products at any time.

SECTION 2.08  SRI expects normally to give advance notice to End User regarding changes in design. SRI shall have the right, however, to change design of Products without notice to End User, without incurring any liability whatever, including any obligation to modify the same on Products previously ordered from SRI. End User agrees not to alter or modify Products purchased hereunder in any way which will (1) impair or lessen the validity of the trademarks under which these Products are made or sold, or (2) damage or impair the reputation of, or public confidence in, the Products.

SECTION 2.09  End User must sign the SRI nondisclosure agreement (“NDA”) in the form attached hereto as Exhibit A as of the date of this Agreement.  End User shall take all reasonable precautions against unauthorized disclosure or copying of Product and further exercise commercially reasonable efforts to ensure the security of the Product.

SECTION 2.10  End User shall pay all license fees, sales, use, occupation, retailer's occupation, personal property, and excise taxes and any other fees, assessments or taxes which may be assessed or levied by any Governmental Body against any of the Products ordered by End User and under End User’s direct or indirect control.

SECTION 2.11.  End User shall use the Shugr trademark on all products sold by End User which  include the Products as an ingredient.

ARTICLE III - INTELLECTUAL PROPERTY

SECTION 3.01  End User hereby acknowledges that all Intellectual Property related to Shugr is owned solely by SRI.  End User further agrees and acknowledges that SRI shall have sole and exclusive ownership, proprietary, license, Intellectual Property or other rights in any inventions, improvements, enhancements or modifications of Shugr made by End User, arising from End User’s use of, or activities with respect to, the Products.

SECTION 3.02  End User shall not engage in, or cause any other person to engage in, or permit, any effort or attempt to reverse engineer, decompile or disassemble the Products.

SECTION 3.03   All uses by End User in its advertising or elsewhere of SRI’s name or any logo, trademark or trade name (or any mark or name closely resembling the same) now or hereafter owned or licensed by SRI or any of its affiliates shall be subject to the prior written approval of SRI. End User is not authorized to use any such logo, trademark or trade name as a part of End User's trade style or corporate name. SRI hereby grants a non-exclusive license to End User to use, display or promote SRI’s logo on End User’s package products pursuant to Section 2.02.

ARTICLE IV -MARKETING AND RELATED OBLIGATIONS

SECTION 4.01   SRI will furnish End User with a reasonable supply of price lists, sales literature, catalogues, information on Products, and recommendations as to stocking of Products.

SECTION 4.02  End User shall not make any advertisement or any public statements regarding Shugr or its product ingredients without SRI’s prior written approval; End User hereby agrees to indemnify SRI for any claims or damages arising from any non-approved advertising or statements by End User.

ARTICLE V - WARRANTIES

SECTION 5.01  END USER EXPRESSLY WAIVES  AND SRI DISCLAIMS ALL WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ALL WARRANTIES OF MERCHANTABILITY OR OF FITNESS.  WITHOUT LIMITING THE FOREGOING, SRI MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE LEGAL CLASSIFICATION OF THE PRODUCTS AND END USER AGREES TO CONDUCT ITS OWN INVESTIGATION AND ANALYSIS WITH RESPECT TO THE PROPER LEGAL CLASSIFICATION OF THE PRODUCTS.

SECTION 5.02  SRI assumes no liability on product ingredient claims.  All commercial users of Shugr must obtain independent legal counsel on ingredient claims.

SECTION 5.03.  End User represents and warrants that End User shall comply with all GRAS regulations and any other applicable laws or regulations with respect to the use of the Products. End User shall indemnify and hold SRI harmless from and against any and all costs, expenses (including reasonable attorney’s expenses) and any other liability arising out of the breach of its representations, warranties or obligations under this Agreement

ARTICLE VI - INDEMNIFICATION AND INSURANCE

SECTION 6.01  End User shall indemnify and hold harmless SRI and its affiliates and their respective equityholders, managers, directors, officers, agents, employees and representatives for, and will pay to such persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim, arising, directly or indirectly, from or in connection with End User’s use of, or operations or activities with respect to, the Products, excluding claims arising from the gross negligence or willful misconduct of SRI.

SECTION 6.02  Promptly after receipt by SRI of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in Section 9.01 hereof may apply, SRI shall notify End User of such fact. End User shall assume the defense thereof; provided, however, that if the defendants in any such action include both SRI and End User and SRI shall reasonably conclude that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to End User, the SRI shall have the right to select separate counsel (reasonably acceptable to End User) to participate in the defense of such action on behalf of SRI, at End User’s expense.

ARTICLE VII - TERMINATION

SECTION 7.01  This Agreement shall be for an indefinite period until it is terminated as hereinafter provided.

SECTION 7.02  Either End User or SRI may terminate this Agreement by written notice of termination delivered to the other party, such termination to be effective not less than thirty (30) days after receipt by the other party of such notice.  Termination of this Agreement shall not affect in any manner whatsoever (1) End User’s obligations and responsibilities under this Agreement, which shall apply to any post-termination use of Products, or (2) the terms and restrictions imposed on End User under Article III, Sections 2.09, 4.02, 6.01 and 6.03 of this Agreement.

SECTION 7.04  Notwithstanding Section 7.02, SRI may terminate this Agreement, effective immediately, by delivering to End User or its representative written notice of such termination in the event of the happening of any of the following, each such termination a termination for “Cause”:

(a) Failure of End User to function in the ordinary course of business.

(b) Any breach by End User of the terms of this Agreement.

(c) Any attempted transfer or assignment of this Agreement or any right or obligation hereunder by End User without the prior written consent of SRI.

(d) The execution by End User of an assignment for the benefit of creditors; the conviction of End User or any principal officer or manager of End User of any crimes which in the opinion of SRI may adversely affect the ownership, operation, management, business or interest of End User or SRI.

(e) The insolvency of End User or if End User shall ask its creditors for a moratorium, or shall file a voluntary petition in bankruptcy, or shall be adjudicated as a bankrupt pursuant to an involuntary petition, or shall suffer appointment of a temporary or permanent receiver, trustee, or custodian for all or a substantial part of its assets who shall not be discharged within thirty (30) days.

ARTICLE VIII - MISCELLANEOUS

SECTION 8.01  This Agreement supersedes all prior or contemporaneous agreements, representations, warranties and understandings and contains the entire agreement between the parties hereto. No amendment, modification, termination, or waiver of any provision of this Agreement nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by duly authorized representatives of each party hereto and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

SECTION 8.02  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that End User shall not have the right to assign or otherwise transfer its rights hereunder or any interest therein without the prior written consent of SRI.

SECTION 8.03  All notices, requests, demands, directions and other communications provided for hereunder shall be in writing and shall be sufficient (and shall be deemed to have been duly given or made upon receipt) if delivered in person, by courier service, by cable, by telecopier, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the attention of the party intended as the recipient thereof at the address of such party set forth on the first page hereof, or at such other address or to the attention of such other person as such party shall have designated for such purpose in a written notice complying as to delivery with the terms of this Article.

SECTION 8.04  This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its conflict of laws rules. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 8.05  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SWISS RESEARCH, INC.

By: ______________________

Title:_____________________

__________________ [End User]

By: ______________________

Title: _____________________